Exhibit 99.17

Excerpts from Section E - “The Québec Economy: Recent Developments and Outlook for 2018 and 2019” of “Budget 2019-2019 - The Québec Economic Plan – March 2018”, March 27, 2018

TABLE E.3

Economic outlook for Québec
(percentage change, unless otherwise indicated)

	2017	2018	2019
Output
Real gross domestic product	3.0	2.1	1.7
Nominal gross domestic product	4.4	3.5	3.3
Nominal gross domestic product ($billion)	412.3	426.6	440.6
Components of GDP (in real terms)
Final domestic demand	3.3	2.7	1.5
– Household consumption	3.3	2.7	1.8
– Government spending and investment	1.7	1.7	1.1
– Residential investment	7.5	3.7	−2.2
– Non-residential business investment	5.0	5.1	3.1
Exports	1.7	2.7	2.4
Imports	3.7	2.3	1.8
Labour market
Population (thousands)	8 394.0	8 458.3	8 521.8
Population aged 15 and over (thousands)	6 931.9	6 976.5	7 019.0
Jobs (thousands)	4 223.3	4 283.9	4 314.0
Job creation (thousands)	90.2	60.6	30.1
Unemployment rate (%)	6.1	5.4	5.3
Other economic indicators (in nominal terms)
Household consumption	4.5	4.3	3.3
– Excluding food and rent	4.8	4.5	3.3
Housing starts (thousands of units)	46.5	40.3	33.8
Residential investment	9.5	5.5	−0.2
Non-residential business investment	5.3	5.4	4.7
Wages and salaries	4.6	4.1	3.2
Household income	3.8	3.7	3.3
Net operating surplus of corporations	11.9	4.9	4.8
Consumer price index	1.0	1.8	1.8
– Excluding food and energy	0.8	1.4	1.6
GDP per capita ($)	49 117	50 436	51 702
Disposable income per capita ($)	28 817	29 761	30 487

Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	E.23

TABLE E.9

Canadian financial markets
(average annual rate in per cent, unless otherwise indicated, end-of-the-year data in brackets)

	2017	2018	2019	2020
Target for the overnight rate	0.7 (1.0)	1.5 (1.8)	2.0 (2.3)	2.5 (2.8)
3-month Treasury bills	0.7 (1.1)	1.4 (1.7)	2.1 (2.4)	2.6 (2.8)
10-year bonds	1.8 (2.0)	2.5 (2.7)	2.9 (3.1)	3.3 (3.5)
Canadian dollar (in U.S. cents)	77.1 (79.5)	81.4 (80.9)	80.4 (80.0)	80.0 (80.0)

Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	E.47